Exhibit 10.1

MASTER PURCHASE AGREEMENT

by and between

SG Echo, LLC

and

Safe and Green Development Corporation

Dated

December 17, 2023

MASTER PURCHASE AGREEMENT

THIS MASTER PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the December 17, 2023 (the “Effective Date”) by and between SG Echo LLC, a Delaware limited liability company (“ECHO”) and Safe and Green Development Corporation, a Delaware corporation (“CLIENT”). Each of ECHO and CLIENT is referred to herein individually as a “Party” and they are collectively referred to herein as the “Parties”). The Parties enter into this Agreement with reference to the following facts:

RECITALS

WHEREAS, ECHO provides sustainable building systems and structures through modular construction, conversion or modification of cargo shipping containers, intermodal container components and prefabricated conventional panel systems (“Systems”);

WHEREAS, CLIENT has provided ECHO with preliminary concepts, project requirements and design criteria that ECHO will use as a basis for completion of the design and construction program using the ECHO’s technology;

WHEREAS, CLIENT may wish to engage ECHO to provide Systems and design, engineering, fabrication, delivery, and installation of the Systems pursuant to this Agreement and the exhibits hereto; and

WHEREAS, if CLIENT does desire to so engage ECHO, ECHO is willing to accepts such engagement according to the terms and conditions contained herein;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1. Appointment & Term

1.1 CLIENT hereby hires ECHO to provide the Systems and to perform the design, engineering, fabrication, delivery and installation of the Systems (collectively, the “Work”) from the Effective Date from time to time, at one or more of the locations, in accordance with the terms and conditions set forth in this Agreement, as such Work shall be more particularly set forth in each Project Order (in the form attached hereto as Exhibit A) and shall include such other services requested by CLIENT as are customarily furnished in connection projects similar to the Project specified in the Project Order in accordance with the terms and conditions set forth herein. The Work shall be completed by qualified, trained, experienced and competent personnel in a professional and workmanlike manner in accordance with (i) generally prevailing and accepted industry standards; (ii) all requirements of any warranties applicable to the Work; and (iii) all laws, ordinances, regulations, rules, and orders. The term of this Agreement (“Term”) shall commence as of the Effective Date and expire or terminate as provided in Section 8, below.

1.2 The initial project for Work shall consist of the CLIENT’s Magnolia Gardens residential project site, consisting of eight hundred (800) residential units at a projected total development cost of ONE HUNDURED FORTY MILLION DOLLARS ($140,000,000). Subsequent planned projects for Work include CLIENT’s Cumberland and St. Mary’s project sites with plans to build over three thousand five hundred (3,500) units.

1.3 If CLIENT desires ECHO to provide the Work in connection with any location, CLIENT shall request from ECHO a proposal for such Work (and the requested scope and terms for such proposal), which scope and terms shall include the drawings, the pricing, schedule, and scope applicable thereto (all of which shall be consistent with the terms of Exhibits B and C attached hereto). Within fifteen (15) business days after ECHO’s receipt of such a written request, ECHO shall provide to CLIENT an itemized cost proposal for the Work to be performed and a firm schedule for performing the Work based upon the information contained in the request. If such proposal and schedule is satisfactory to CLIENT in form and content, CLIENT will then incorporate the substance from the same into a Project Order substantially in the form of Exhibit A attached to this Agreement (a “Project Order”), which Project Order shall include the specific information regarding the Project, the Project site and Work to be performed, and such other information as CLIENT may deem appropriate. Otherwise, CLIENT and ECHO shall discuss the terms of the proposal presented by ECHO and, following their agreement thereon (if at all), CLIENT will prepare a Project Order based thereon. Within ten (10) business days after receipt of such Project Order from CLIENT, ECHO shall execute the Project Order and return an executed copy thereof to CLIENT. Upon receipt thereof, CLIENT shall counter-execute the Project Order and return a copy of the same to ECHO. Except as may be expressly approved by CLIENT in writing, ECHO shall not render any Work hereunder without first obtaining a Project Order executed by CLIENT. Notwithstanding anything to the contrary contained herein, no Project Order shall be deemed effective until executed by both CLIENT and ECHO. The Project Order shall be deemed to incorporate the terms and conditions of this Agreement.

Section 2. Independent Contractor

2.1 In furnishing the Work pursuant to this Agreement, ECHO shall, at all times, be acting as an independent contractor and this Agreement shall not be construed to create any partnership, joint venture or employer-employee relationship between the Parties or their agents or employees. ECHO acknowledges and agrees that ECHO shall not be an employee of CLIENT, and will not, by reason of this Agreement or the Work hereunder, be entitled to participate in or to receive any benefits or rights under any of CLIENT’s employee benefit plans, including, without limitation, company employee insurance, pension, savings, stock bonus, and security plans. ECHO agrees to pay all payroll and other ECHO employee taxes, benefits, and other obligations of ECHO. CLIENT acknowledges and agrees that CLIENT shall not be an employee of ECHO, and will not, by reason of this Agreement or the Services hereunder, be entitled to participate in or to receive any benefits or rights under any of ECHO’s employee benefit plans, including, without limitation, company employee insurance, pension, savings, stock bonus, and security plans. CLIENT agrees to pay all payroll and other CLIENT employee taxes, benefits, and other obligations of CLIENT.

2.2 The Parties acknowledge and agree that all right, title, and interest in and to the ECHO’s System including any and all copyrights, trademarks, trade secrets, trade names, trade dress, patents and other intellectual property rights set forth therein (“Echo Materials”), belong exclusively and solely to ECHO. ECHO reserves all rights to the Echo Materials, and CLIENT shall not use the Echo Materials except as specifically set forth in this Agreement without the written prior approval of ECHO.

Section 3. Services

3.1 ECHO shall perform the Work set forth in a Project Order in accordance with the prices, plans, timeframes and agreed upon materials list as outlined in Exhibits B, C and D attached hereto and such Project Order.

3.2 Subject to CLIENT’s fulfillment of its obligations under this Agreement, including but not limited to making all undisputed payment obligations hereunder, CLIENT shall have all right, title, and interest to all studies, surveys, models, sketches, drawings, plans, specifications, and other similar materials, including without limitation, working papers, narrative descriptions, reports, product, programs, data, any and all versions of any and all specifications, drawings, plans, graphs, photographs, slides, studies, and other work product prepared or used by ECHO or under ECHO’s direction and other information created or prepared by or for use by ECHO or its personnel hereunder, and all other documents produced by the CLIENT, in connection with a specific project including those in electronic form collectively, the “Documents”) are, and shall remain, the property of CLIENT and CLIENT shall retain all common law, statutory, and other reserved rights, in addition to the copyright (including, without limitation, the right to create derivative works therefrom); provided, however, CLIENT shall have no rights to Echo Materials. ECHO shall not own or claim a copyright in the Documents. All disputes by CLIENT of any payments or payment obligations hereunder (whether referenced above or set forth elsewhere in this Agreement) shall be reasonable and made in good faith by CLIENT; provided, further, any such payments withheld shall be promptly paid by CLIENT to ECHO following the resolution of any dispute. If CLIENT disputes or objects an invoice or pay application, CLIENT shall give ECHO prompt written notice of the dispute or objection and shall set forth such dispute or objection in reasonable detail.

Section 4. Compensation, Invoicing and Payments

4.1 CLIENT shall compensate ECHO for the Work as more particularly set forth in a Project Order (which shall be consistent with Exhibit C attached hereto). CLIENT shall make payment within thirty (30) days of its receipt of an invoice, along with all supporting materials required herein. The period covered by each invoice shall be for one calendar month ending on the last day of the month and ECHO shall only be able to submit one (1) invoice per calendar month. Any undisputed payment outstanding beyond thirty (30) days from date of CLIENT’s receipt of an invoice with all completed materials shall be cause for ECHO to stop work. CLIENT agrees to pay interest on (i) all amounts invoiced and not paid or objected to in writing for valid cause, within forty-five (45) days from date of invoice, and (ii) all undisputed amounts not paid due to any “stop work” resulting from the negligence or willful misconduct of CLIENT, at the rate of eight percent (8%) per annum (or the maximum interest rate permitted by applicable law), until paid or until such stop work order is lifted. CLIENT agrees to pay ECHO the cost of collection of all undisputed amounts due and unpaid after sixty (60) days, including court costs and reasonable attorney's fees. All payments to ECHO are net of all taxes and fees. Other than ECHO’s income taxes, any jurisdictional taxes or fees (including State or Local sales and use tax) arising from the execution of this Agreement or the Work are the sole responsibility of CLIENT and can be charged and collected by ECHO in addition to the quoted prices as provided by this Agreement.

4.2 ECHO shall provide with each invoice a conditional lien waiver and release from ECHO, and from all Subcontractors having provided labor, materials, and equipment for that portion of the Work for which ECHO is requesting payment (along with unconditional lien waiver and releases for the Work that had been paid for as part of the second prior month’s payment by CLIENT). In addition to requirements set forth above, CLIENT may require, upon request, supporting data for the invoice, appropriate waivers and releases of liens in a form approved by CLIENT and a lien release log (with attached documentation, indicating the status of the conditional waiver and release upon progress payment of mechanics’ liens for each of ECHO, all Subcontractors, major Sub-subcontractors and suppliers, as well as any Sub-subcontractor or supplier that has filed a preliminary notice for the period covered by the invoice), a list of the name, address, telephone number and items applied for each Subcontractor and major supplier (updated with each invoice), if applicable, a buyout log of all subcontracts awarded with a comparison of actual compensation against corresponding line items associated with such work and such other documents as CLIENT may reasonably require. In addition, such invoice shall contain a certification by ECHO of the following, as of the date of such invoice: (1) the invoice is true and correct to the best of ECHO’s knowledge; (2) there are no written claims or mechanics’ or materialmen’s liens submitted to ECHO; (3) ECHO has no knowledge of any filed mechanics’ or materialmen’s liens with respect to the Work; (4) all due and payable bills with respect to the Work have been paid to date or shall be paid from the proceeds of such invoice; (5) there is no known basis for the filing of any mechanics’ or materialmen’s liens on the Work; and (6) waivers from all Subcontractors, Sub-subcontractors and suppliers constitute effective waivers of liens under the laws of the State in which the Project site is located to the extent of payments that have been made or are to be made concurrently with the payment pursuant to such invoice. CLIENT shall have the right to refuse payment under any invoice that does not provide the supporting data set forth above or elsewhere in the Agreement. All such lien waivers shall be in the form reasonably approved by CLIENT.

4.3 CLIENT may, at its reasonable discretion, withhold the whole or part of any payment to such extent as may be necessary to protect CLIENT from loss on account of: (i) defective Work not remedied; (ii) claims filed or evidence indicating probable filing of claims; (iii) failure of ECHO to promptly pay for material, labor, or other things furnished by ECHO hereunder; and (iv) reasonable doubt that the Work can be completed for the balance of the then unpaid portion of the contract price; provided, however, once the issue on which CLIENT’s withholding of payment has been resolved to CLIENT’s reasonable satisfaction, such withheld amounts shall be paid to ECHO.

4.4 Final payment shall not become due until ECHO has delivered to the CLIENT a complete release of all liens arising out of this Agreement (or any Project Order) or receipts in full covering all labor, materials, and equipment for which a lien could be filed, or a bond satisfactory to the CLIENT to indemnify the CLIENT against such lien. If such lien remains unsatisfied after payments are made, ECHO shall refund to the CLIENT all money that the CLIENT may be compelled to pay in discharging such lien, including costs and reasonable attorneys’ fees. ECHO shall submit to the CLIENT: (1) an affidavit that, to the best of ECHO’s knowledge, payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the CLIENT or the Project site might be responsible or encumbered have been paid or otherwise satisfied; (2) certificates evidencing that insurance required by this Agreement (or any Project Order) is then currently in effect and shall remain in force after final payments and the insurer thereunder agrees that such insurance shall not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the CLIENT; (3) a written statement satisfactory to CLIENT that the insurance will cover the period required by this Agreement (or any Project Order); (4) consent of surety, if any, to final payment; (5) if required by the CLIENT, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of this Agreement (or any Project Order), to the extent and in such form as may be designated by the CLIENT; and (6) evidence of compliance with all requirements of this Agreement (or any Project Order). If a Subcontractor or supplier refuses to furnish a release or waiver required by the CLIENT, ECHO shall furnish a bond satisfactory to the CLIENT to indemnify the CLIENT against such lien. If such lien remains unsatisfied after payments are made, ECHO shall refund to the CLIENT all money that the CLIENT may be compelled to pay in discharging such lien, including all costs and reasonable attorneys' fees. Neither the making of any progress payment, the final payment nor any other action whatsoever shall constitute a waiver of claims by the CLIENT.

Section 5. Confidentiality

5.1 The Parties agree that the following is deemed “Confidential Information” under this Agreement:

a. The terms and conditions of this Agreement.

b. Any information, documentation, technical specifications, designs, production details and other proprietary technology and information disclosed from one Party to the other in connection with the Work.

5.2 The receiving Party, except as may otherwise be mutually agreed upon in writing; shall:

a. Hold the Confidential Information in confidence, exercising a degree of care not less than the care used by the receiving Party to protect its own proprietary or confidential information that it does not wish to disclose, which in no event shall be less than commercially reasonable care;

b. Restrict disclosure of the Confidential Information solely to those directors, officers, employees, attorneys and/or agents/consultants with a need to know, and not disclose it to any other person without the prior written consent of the disclosing Party (which consent may be withheld in the disclosing Party’s sole and absolute discretion);

c. Advise those persons to whom the Confidential Information is disclosed of their obligations assumed herein; and

d. Use the Confidential Information only for the purpose of providing the Work or otherwise carrying out the receiving Party’s obligations under this Agreement.

5.3 The receiving Party shall not use the Confidential Information for any purpose detrimental to the disclosing Party’s interests, including but not limited to circumvention to enter into any type of business relationship with any entity or individual identified from the Confidential Information, competing with disclosing Party or assisting others in competing with disclosing Party, directly or indirectly, in any way.

5.4 The obligations of the receiving Party specified in Sections 5.2 and 5.3 shall not apply to any information or materials:

a. That were independently developed by the receiving Party or lawfully received free of restrictions from another source having the right to so furnish the same; or

b. That have become generally available to the public without breach of this Agreement by the receiving Party; or

c. Which at the time of disclosure to the receiving Party were known to the receiving Party to be free of restrictions as evidenced by documentation in the receiving Party’s possession; or

d. Which are disclosed pursuant to the requirement of a governmental agency or any law requiring thereof, or in the course of a litigation, proceeding, or other legal activity; provided that the receiving Party provides the disclosing Party with prior written notice of any such potential disclosure within a reasonable time so as to allow the disclosing Party to take measures to prevent the disclosure of said Information.

5.5 The Confidential Information shall remain the property of the disclosing Party and, upon written request of the disclosing Party at any time, or in the event the Parties cease doing business together, the receiving Party shall promptly return or destroy all the Confidential Information, that it received from the disclosing Party, along with all copies which it made, within two weeks of any such request or termination.

5.6 Subject to the prior written approval of CLIENT: (a) ECHO shall be allowed to publish, other than Confidential Information, any material related to the Work delivered to CLIENT, in ECHO’s portfolio of projects; and (b) ECHO will be allowed to photograph the completed project that used the Work for inclusion in its portfolio for use in marketing.

5.7 Any documents prepared by ECHO in connection with the Work are considered Confidential Information. These documents shall be used solely with respect to the transactions contemplated by this Agreement. CLIENT shall not use these, or any other documents provided by ECHO for other projects, either directly or through a third party, except by agreement in writing and with appropriate compensation to ECHO as determined by ECHO at its sole and absolute discretion. CLIENT shall insure that its contractors, subcontractors, and consultants all adhere to the terms of this Agreement.

Section 6. Intellectual Property Ownership

6.1 CLIENT acknowledges and agrees that the trademark ECHO, any and all logos or other indicia used by ECHO, belong exclusively to ECHO. CLIENT shall not use the ECHO trademark or logos, or any trademark or logo confusingly similar thereto, in any manner without the prior written consent of ECHO.

6.2 In the event CLIENT contributes any ideas, suggestions or changes to the Echo Materials, strategy, working processes, or development, CLIENT acknowledges and agrees that any such ideas, suggestions, or changes, including all copyrights, trademarks, and other intellectual property therein, shall belong exclusively to ECHO. CLIENT shall assign any of its rights in such materials to ECHO and perform all other reasonable, lawful acts to effectuate the intent of this paragraph.

Section 7. Expenses

7.1 If required to incur additional reimbursable out-of-pocket expenses beyond the initial scope of work detailed in a Project Order, CLIENT shall reimburse ECHO for all reasonable pre-approved in writing business expenses beyond what have been included in the Project Order including, but not limited to, travel and out- of-pocket expenses incurred by ECHO in its performance of the Work. Notwithstanding the foregoing, ECHO shall not be entitled to reimbursement of any of the expenses listed on Exhibit E attached hereto and incorporated herein by this reference.

Section 8. Right of Termination

8.1 If there is a material default by either Party in the performance of the terms and conditions of the Agreement and such default shall continue for a period of twenty (20) days after receipt by the defaulting Party of written notice thereof from the non-defaulting Party (setting forth in detail the nature of such default), then this Agreement shall terminate at the option of the non-defaulting Party as of the 21st day following the receipt of such written notice.

8.2 If either Party shall have been adjudicated, bankrupt, or shall have made an assignment for the benefit of or entered into a composition with its creditors, or if a receiver shall be appointed for it, and such adjudication, appointment or assignment has not been dismissed or removed within sixty (60) days, such termination to be effective immediately upon the expiration of such sixty (60) day period.

8.3 CLIENT may, at any time, terminate the Agreement or any Project Order for the CLIENT’s convenience and without cause. In the case of such a termination, ECHO will, with appropriate documentation, be entitled to payment for all work and costs incurred prior to termination date plus the applicable fee owed to ECHO thereon as more particularly described in the applicable Project Order.

8.4 When the CLIENT terminates the Agreement or any Project Order for one of the reasons stated in Sections 8.1 or 8.2, ECHO shall not be entitled to receive further payment until the Work is finished. If the unpaid balance of the amount set forth in the Project Order for the Project is less than the costs of finishing the Work, including compensation for any consultant’s services and expenses made necessary thereby (if any), and other damages incurred by the CLIENT and not expressly waived, ECHO shall pay the difference to the CLIENT. The amount to be paid to the CLIENT shall survive termination of the Agreement and Project Order. In no event shall ECHO be entitled to receive any compensation should the cost to CLIENT of performing the balance of the Work be less than the unpaid balance.

Section 9. Assignment

9.1 Neither Party may assign this Agreement or obligations hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). This Agreement will benefit and bind CLIENT, ECHO, and their respective permitted successors and assigns, as appropriate.

Section 10. Entire Agreement

10.1 This Agreement, along with any Project Order, contains the entire understanding between the Parties hereto with respect to the transactions contemplated hereby. This Agreement and any Project Order may be amended only by an instrument in writing signed by both Parties. This Agreement, along with any Project Order, supersedes any and all prior written or oral understandings of any nature whatsoever between the parties hereto with respect to the transactions contemplated hereby. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Each Party has had an opportunity to comment on the Agreement and negotiate the terms and conditions and no inferences shall be made as to the drafting of the Agreement. A PDF or facsimile of the signed Agreement shall be deemed an original for all purposes.

Section 11. Notices

11.1 Unless otherwise provided herein, all notices and communications hereunder shall be in writing and shall be deemed to have been duly given on the day personally delivered or one (1) day after delivery to an internationally recognized overnight delivery courier. Any Party hereto may, by written notice to the other Party, change its address for notices hereunder. The addresses for such notices shall be as follows:

For notices and communications to CLIENT:

Safe and Green Development Corporation

Attn: David Villarreal

990 Biscayne Blvd

Miami, FL 33132

For notices and communications to ECHO:

SG Echo LLC

Attn: Paul Galvin

990 Biscayne Blvd

Miami, FL 33132

Section 12. Severability

12.1 All provisions of this Agreement are severable, and any which are deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, and this Agreement shall be enforced and interpreted as if the invalid or unenforceable provisions were not contained herein, and any partially valid and enforceable provisions shall be enforced to the extend valid or enforceable.

Section 13. HOLD HARMLESS and Insurance

13.1 EXCEPT AS SPECIFIED IN THIS AGREEMENT OR A PROJECT ORDER, ECHO MAKES NO WARRANTIES WITH RESPECT TO THE WORK AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

13.2 WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS SPECIFICALLY AGREED THAT NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY OR ANY OTHER PERSON, IN CONTRACT OR TORT, INCLUDING LOST PROFITS, INCOME OR REVENUE AND BUSINESS INTERRUPTION. EXCEPT AS SPECIFIED IN THIS AGREEMENT OR A PROJECT ORDER (INCLUDING, WITHOUT LIMITATION, ECHO’S INDEMNITY OBLIGATIONS), THE PARTIES AGREE THAT CLIENT’S SOLE REMEDY UNDER THE AGREEMENT SHALL BE THE REPAIR OR REPLACEMENT OF ANY DEFECTIVE DESIGN OR COMPONENT PARTS OF THE SYSTEMS PROCURED, FABRICATED, AND INSTALLED BY ECHO AND MATTERS RELATED THERETO.

13.3 CLIENT shall indemnify, defend, and hold harmless ECHO, and its shareholders, directors, insurers, controlling persons, representatives, employees, officers and attorneys (collectively, the “Echo Indemnified Persons”) for, and shall pay to the Echo Indemnified Persons the amount of any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim arising, directly or indirectly, from or in connection with any breach of any representation, covenant, and/or agreement made by CLIENT in this Agreement or any other certificate or document delivered by CLIENT pursuant to this Agreement.

13.4 To the fullest extent permitted by law, ECHO shall indemnify and hold harmless the CLIENT, and its agents, employees, partners, members, officers, shareholders, representatives, affiliates of CLIENT, directors, employees, and each of them (collectively, “Indemnitees”) of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense, lawsuits and other proceedings, judgments, causes of action, liabilities, claims of lien, liens, civil or criminal penalties and charges, costs and expenses (including, without limitation, reasonable attorneys’ fees) (“Claim” or “Claims”) arising out of, resulting from or caused by: (i) any negligent act or omission, error, wrongful conduct, misconduct, or other fault of ECHO, its partners, Subcontractors, suppliers, agents, or of officers of employees of any of them, in connection with the performance or conduct of the Work; and (ii) any failure of ECHO to comply with the obligations required on its part to be performed hereunder, excepting those Claims caused by the active negligence or willful misconduct of CLIENT or of any other Indemnitees. In Claims against any person or entity indemnified under this Section by an employee of ECHO, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Section shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for ECHO or Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts.

13.5 Except to the extent caused by the negligence or willful misconduct of CLIENT and its vendors: (1) ECHO hereby assumes the risk of any and all injury and damage to the personnel and property of ECHO in or about, or otherwise concerning, the Project (except to the extent a loss is covered by Builder’s Risk Insurance, if any, obtained by CLIENT); (2) ECHO hereby agrees that CLIENT is not to be liable for injury or damage which may be sustained by or to the person, goods or property of ECHO or its employees in or about, or otherwise concerning, the Project, whether said damage or injury results from conditions arising within the Project (except to the extent a loss is covered by Builder’s Risk Insurance, if any, obtained by CLIENT); and (3) ECHO hereby indemnifies CLIENT (and all Indemnitees) from and in connection with all of the foregoing.

13.6 ECHO will ensure that ECHO and any person for whom ECHO is responsible, and any subcontractor is covered by the insurance set forth on Exhibit F attached hereto and incorporated by this reference. ECHO shall be solely responsible for protecting that portion of the Project in which it is working and ECHO’s property from damage, destruction, vandalism, and pilferage. ECHO at all times shall keep that portion of a Project in which it is working free from accumulation of equipment, waste materials or rubbish caused by its operations. During the execution of the Work, ECHO shall (i) take all necessary precautions to protect all work done by others, all work done and all materials furnished under this Agreement and a Project Order (including work and materials furnished by CLIENT) from loss or damage, (ii) protect the adjacent or adjoining property and any other property involved from loss or damage of any sort which might result, either directly or indirectly, from ECHO’s operations under this Agreement and the respective Project Order, and (iii) employ all necessary measures to protect adjoining or adjacent property, as required by prudent construction practices, local building codes, ordinances or other laws. The means which ECHO provides for protecting CLIENT’s property shall be subject to CLIENT’s reasonable approval. ECHO shall comply strictly with all of the Project’s safety regulations applicable to the Work performed hereunder. ECHO’s operations shall be performed so as to avoid damage to any existing underground structures or equipment. At the completion of the Work, it shall remove all of its waste materials and rubbish from and about each Project, as well as its tools, construction equipment, machinery, and surplus materials shall clean all glass surfaces and shall leave that portion of each Project in which it is working “broom clean” or its equivalent, except as otherwise provided and specified. If ECHO fails to comply with the provisions of this Section, the CLIENT may do so, and the cost thereof shall be charged to ECHO and may be deducted from any payments due ECHO under this Agreement (and any Project Order).

13.7 The provisions set forth in this Section 13 shall survive termination or expiration of this Agreement, as shall the provisions set forth in Sections 4, 5, 6, 9, 10, 11, 12, 14, 15, 16, 17.

Section 14. Headings

14.1 Paragraph headings herein are used solely for convenience and are not intended nor in any sense are to be given any weight in the construction of this Agreement.

Section 15. Waiver

15.1 The failure of any Party hereto to exercise the rights granted to such Party herein upon the occurrence of any of the contingencies set forth in this Agreement shall not in any event constitute a waiver of any such rights upon the occurrence of any additional such contingencies.

Section 16. Full Power

16.1 Both Parties represent they have the full right and power to enter into this Agreement and perform all obligations to be performed hereunder and to grant all rights hereunder granted without violating the legal or equitable rights of any other person or party.

16.2 ECHO hereby warrants and represents that (i) it will be authorized to do business in the State where each Project site is located; (ii) it will be properly licensed to perform the Work by all necessary and appropriate governmental and public and quasi-public authorities having jurisdiction over ECHO or the Work; (iii) its contractor’s license number shall be set forth in the Project Order; (iv) all Subcontractors and suppliers are and shall be licensed in the State where each Project site is located in their respective trades to the extent required by applicable law; (v) there is not currently pending (nor shall there be) any suit, action, claim, arbitration or legal or administrative proceeding or governmental investigation against or affecting ECHO or ECHO’s performance of the Work; (vi) the execution of this Agreement (and each Project Order) and performance hereof are within ECHO’s duly authorized powers; and (vii) it shall promptly notify CLIENT of any material change in any condition with respect to the Work or of any event or circumstance which makes any representation or warranty of ECHO in this Agreement (or any Project Order) or elsewhere untrue or misleading, it being understood that ECHO’s obligation to provide notice to CLIENT shall in no way relieve ECHO of any liability of ECHO.

Section 17. Governing Law / Jurisdiction / Venue

17.1 The laws of the State of New York shall govern the validity, interpretation, construction, performance, and enforcement of this Agreement, regardless of any conflict of law principles; provided, however, the laws of the State in which a Project is located (without regard to choice of law principles) shall control any disputes with respect to the Work performed by ECHO in connection with a specific Project.

17.2 Arbitration.

(a) CLIENT and ECHO agree that the sole and exclusive method, means and procedure to resolve any and all claims, disputes, controversies, or disagreements arising out of or under or that are related to this Agreement (or any Project Order), or the breach, termination, enforcement, interpretation or validity thereof, shall be the submittal of all such matters to arbitration in accordance with the terms of this Section 17.2. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete, and timely accordance with the terms of this Section 17.2 and all attempts to circumvent the terms of this Section 17.2 shall be absolutely null and void and of no force or effect whatsoever. Any dispute to be arbitrated pursuant to the provisions of this Section shall be determined by binding arbitration before a retired judge (the “Arbitrator”) under the auspices of JAMS. Such arbitration shall be initiated by the parties, or either of them, within fifteen (15) days after either party sends written notice (the “Arbitration Notice”), which written notice shall set forth the claim under dispute in reasonable detail, of a demand to arbitrate by registered or certified mail to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three (3) available judges and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the ADR Services, Inc. under its Commercial Arbitration Rules then in effect. All Arbitrators shall be reasonably experienced with construction issues.

(b) The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues, all in accordance with JAMS Comprehensive Arbitration Rules and Procedures. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the reasonable discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre- hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

(c) The arbitration shall be conducted in one of the cities specified in the Project Order. Any party may be represented by counsel or other authorized representative. In rendering a decision, the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws (excluding formal rules of evidence) of the applicable law of the State in which the Project site is located and the terms and provisions of this Agreement. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior/District Court of the State in which the Project site is located, subject only to challenge on the grounds set forth in applicable statutes, if any. The Arbitrator may award costs, including, without limitation, attorneys’ fees and expert and witness costs, to the prevailing party, as determined by the Arbitrator in his discretion. The Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator.

(d) Any party to an arbitration may include by joinder persons or entities substantially involved in a common question of law or fact whose presence is required if complete relief is to be accorded in arbitration provided that the party sought to be joined consents in writing to such joinder. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of a Claim not described in the written consent.

(e) The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement (and each Project Order) shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

17.3 If any action, arbitration or other proceeding be commenced (including an appeal thereof) to enforce any of the provisions of this Agreement (or any Project Order) or to enforce a judgment, whether or not such action is prosecuted to judgment (“Action”): (1) the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees and costs, court costs and reimbursements for any other expenses incurred in connection therewith; and (2) as a separate right, severable from any other rights set forth in this Agreement (and any Project Order), the prevailing party therein shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post-judgment attorneys’ fees and costs shall be included in any such judgment. The right to recover post-judgment attorneys’ fees and costs shall: (i) not be deemed waived if not included in any judgment; (ii) survive the final judgment in any Action; and (iii) not be deemed merged into such judgment.

17.4 Notwithstanding any other provision of this Agreement to the contrary, no member, principal, officer, employee, agent, representative or subsidiary of either party hereto (each a “Direct Affiliate”), or member, general partner, limited partner, principal, officer, employee, agent or representative of any Direct Affiliate (together with the Direct Affiliates, the “Affiliates”) shall have any personal liability for the performance of any obligations, or in respect of any liability of such party under this Agreement (or any Project Order), and no monetary or other judgment shall be sought or enforced against any such individuals or their assets, all such personal liability being expressly waived by the parties hereto. Further, the covenants and obligations contained in this Agreement (and any Project Order) on the part of either party hereto shall be covenants and obligations of the parties hereto only, and not of any Affiliate. No Affiliate shall be individually liable for breach of any covenant or obligation of such party, and no recourse shall be had against the assets of any Affiliate for payment of any sums due, or enforcement of any other relief, based upon any claim made by either party hereto for breach of any covenants or obligations hereunder.

Section 18. Miscellaneous

18.1 Except as otherwise set forth in a definitive written agreement, for a period of two (2) years from the date hereof: (a) neither ECHO nor any of its Representatives will, directly or indirectly, without the prior written consent of the CLIENT, solicit to employ any person, or hire any person, who is now or at that time an employee of the CLIENT; and (b) neither CLIENT nor any of its Representatives will, directly or indirectly, without the prior written consent of ECHO, solicit to employ any person, or hire any person, who is now or at that time an employee of ECHO.

18.2 Except as otherwise set forth in a definitive written agreement, neither ECHO, CLIENT nor any of their respective Representatives will, directly or indirectly, publicly disparage the other party, its products or its services in any manner whatsoever.

IN WITNESS WHEREOF, the Parties hereto have duly executed duplicate originals of Agreement as of the day and year written above.

CLIENT:	ECHO:

Safe and Green Development Corporation,	SG Echo LLC,
a Delaware limited liability company	a Delaware limited liability company

/s/ David Villarreal	/s/ Paul Galvin
David Villarreal, CEO	Paul Galvin, CEO

EXHIBIT A

FORM OF PROJECT ORDER

[to be attached]

A-1

EXHIBIT B

Pricing

Cost + 12%

1)	Material
2)	Labor
3)	Overhead

B-1

Schedule “1”

Cost of the Work Permitted

§ 1.1 The term Cost of the Work permitted to be charged by ECHO shall mean costs necessarily incurred by ECHO in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the CLIENT. The Cost of the Work shall include only the items set forth in this Schedule “1”. Where any cost is subject to the CLIENT’s prior approval, ECHO shall obtain this approval prior to incurring the cost. The parties shall endeavor to identify any such costs prior to executing the Project Order.

§ 1.2 LABOR COSTS

§ 1.2.1 Wages of construction workers directly employed by ECHO to perform the construction of the Work at the site or, with the CLIENT’s prior written approval, at off-site workshops in accordance with the billing rates in effect at that time. Details of such billing rates will be provided to CLIENT separately. Rates may be updated from time to time in accordance with ECHO’s usual rate-setting practices (“the Approved Billing Rates”).

§ 1.2.2 Wages or salaries of ECHO’s supervisory and administrative personnel providing services in connection with the Work, including, design, engineering, project management, production, procurement, installation or transportation of materials or equipment required for the Work, but only for that portion of their time devoted to the Work all in accordance with the Approved Billing Rates.

§ 1.3 SUBCONTRACT COSTS

§ 1.3.1 Payments made by ECHO to Subcontractors shall be made in accordance with the requirements of their subcontracts.

§ 1.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

§ 1.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

§ 1.4.2 Costs of materials described in the preceding Section 1.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the CLIENT’s property at the completion of the Work or, at the CLIENT’s option, shall be sold by ECHO. Any amounts realized from such sales shall be credited to the CLIENT as a deduction from the Cost of the Work.

§1.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

§ 1.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by ECHO at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment, and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by ECHO shall mean fair market value.

§ 1.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by ECHO at the site and costs of transportation, installation, minor repairs, dismantling and removal; provided, however, all such rental charges shall be consistent with and not exceed the customary and reasonable market rental rates then being charged in the general vicinity of the Project. The total rental cost of any ECHO-owned item may not exceed the purchase price of any comparable item. Rates of ECHO-owned equipment and quantities of equipment shall be subject to the CLIENT’s prior approval.

§ 1.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal.

§ 1.5.4 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, with the CLIENT’s prior written approval.

§ 1.6 MISCELLANEOUS COSTS

§ 1.6.1 Premiums for that portion of insurance and bonds required by this Agreement (or any Project Order) that can be directly attributed to this Agreement (or any Project Order. Self-insurance for either full or partial amounts of the coverages required by this Agreement (or any Project Order), with the CLIENT’s prior written approval.

§ 1.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work under applicable law and this Agreement (or any Project Order) and for which ECHO is liable.

§ 1.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which ECHO is required by this Agreement (or any Project Order) to pay.

§ 1.6.4 Fees of laboratories for tests required by this Agreement (or any Project Order), except those related to defective or nonconforming Work for which reimbursement is excluded by Exhibit E attached to the Agreement or by other provisions of this Agreement (or any Project Order), and which do not fall within the scope of Section 1.7.3.

§ 1.6.5 Costs for electronic equipment and software, directly related to the Work with the CLIENT’s prior written approval.

§ 1.6.6 Deposits lost for causes other than the negligence or willful fault of ECHO or its employees, agents, representatives or Subcontractors of any tier or failure to fulfill a specific responsibility in this Agreement (or any Project Order).

§ 1.6.7 Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the CLIENT and ECHO, reasonably incurred by ECHO after the execution of this Agreement in the performance of the Work and with the CLIENT’s prior written approval, which shall not be unreasonably withheld.

§ 1.6.8 Subject to the CLIENT’s prior approval, expenses incurred in accordance with ECHO’s standard written personnel policy for relocation and temporary living allowances of ECHO’s personnel required for the Work.

§ 1.6.9 That portion of the reasonable expenses of ECHO’s supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work.

§ 1.6.10 Subject to the receipt of CLIENT’s prior written approval, that portion of reasonable expenses not otherwise itemized and not otherwise included in ECHO’s general conditions costs, such as per diems, job site provisions including furnishings and temporary set up; materials provided from ECHO’s inventory such as protection material, tools, equipment, buggies, carts, furnishings and peripherals; storage yard, receiving and inspection, trucking, and deliveries; quality control; handling; and an allocable portion of principal office expenses connected with the Work.

§ 1.7 OTHER COSTS AND EMERGENCIES

§ 1.7.1 Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the CLIENT.

§ 1.7.2 Costs incurred in taking action to prevent threatened damage, injury, or loss in case of an emergency (not caused by ECHO or Subcontractor of any tier) affecting the safety of persons and property.

§ 1.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by ECHO, Subcontractors, or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or willful failure to fulfill a specific responsibility of ECHO and only to the extent that the cost of repair or correction is not recovered by ECHO from insurance, sureties, Subcontractors, suppliers, or others.

§ 2.1 RELATED PARTY TRANSACTIONS

§ 2.1.1 For purposes of Section 2.1, the term “related party” shall mean a parent, subsidiary, affiliate, or other entity having common ownership or management with ECHO; any entity in which any stockholder in, or management employee of, ECHO owns any interest in excess of ten percent in the aggregate; or any person or entity which has the right to control the business or affairs of ECHO. The term “related party” includes any member of the immediate family of any person identified above.

§ 2.1.2 If any of the costs to be reimbursed arise from a transaction between ECHO and a related party, ECHO shall notify the CLIENT of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated, or cost incurred. If the CLIENT, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and ECHO shall procure the Work, equipment, goods or service from the related party, as a Subcontractor. If the CLIENT fails to authorize the transaction, ECHO shall procure the Work, equipment, goods or service from some person or entity other than a related party.

§2.1.3 Costs as used in this Schedule “1” shall be actual costs paid by ECHO, less all discounts and rebates taken by ECHO. Cash discounts obtained on payments made by ECHO shall accrue to the CLIENT if (1) before making the payment, ECHO included them in an invoice and received payment from the CLIENT, or (2) the CLIENT has deposited funds with ECHO with which to make payments; otherwise, cash discounts shall accrue to ECHO. Trade discounts, rebates, refunds, and amounts received from sales of surplus materials and equipment shall accrue to the CLIENT, and ECHO shall make provisions so that they can be obtained. ECHO shall advise CLIENT of all cash and trade discounts, rebates, and refunds available during or as a result of performance of the Work, including but not limited to, volume and subcontract rebates to which ECHO may become entitled based in whole or in part upon performance of the Work.

EXHIBIT C

COMPENSATION AND SERVICE MILESTONES

Payment Terms and Schedule

Any costs plus billing will be charged and due as incurred in accordance with Section 4.

Container and module must be accepted by CLIENT for delivery within 30 days of notification of completion. Anything over 30 days will be subject to a fee of $5/box per day. Additionally, if the container and module have not been accepted and delivered within 30 days of notification of completion payment will be due and payable immediately.

For each payment, ECHO will issue an invoice in full accordance with the Agreement. Payments listed within are net of all taxes, fees, and bank charges.

Payment terms for all design work and the completion of the pre-fabricated container and module shall be made in accordance with the following schedule: (a) a deposit equal to forty percent (40%) of the cost of the pre- fabricated container and module only shall be paid by CLIENT to ECHO within five (5) business days of the mutual execution of a Project Order; (b) a progress payment (not to exceed to thirty-five percent (35%) of the cost of the pre-fabricated container and module) shall be paid by CLIENT to ECHO monthly in proportion to the percentage of Work completed, which payment shall be made within ten (10) business days of CLIENT's receipt of SG Block's invoice; (c) a progress payment equal to fifteen percent (15%) of the cost of the pre- fabricated container and module shall be paid by CLIENT to ECHO within ten (10) business days of the delivery of the pre-fabricated container and module to the specific Project site; and (d) the final payment equal to ten percent (10%) of the cost of the pre-fabricated container and module only shall be paid by CLIENT to ECHO within ten 10) business days of the substantial completion of the Work. Substantial completion of the Work shall be as defined by the applicable Project Order.

Notwithstanding the foregoing or anything to the contrary in the Agreement, the balance of the Work to be completed by ECHO for a Project (including, without limitation, all at the Project site construction work) shall be compensated pursuant to invoices submitted to CLIENT as provided in Section 4 of the Agreement and shall be subject to retainage of ten percent (10%) of the invoiced amount (which shall be paid to ECHO once the specific Project is completed (including any punch list items)).

C-1

EXHIBIT D

SCOPE OF WORK

To be set forth in Project Order, subject to the following:

1.	During the execution of the Work, ECHO shall take all necessary precautions to protect all work done by others, all work done and all materials furnished under this Agreement (including work and materials furnished by CLIENT) from loss or damage, and shall protect the adjacent or adjoining property and any other property involved from loss or damage of any sort which might result, either directly or indirectly, from ECHO’s operations under this Agreement. ECHO shall use commercially reasonable efforts using industry standard practices to protect CLIENT’s property. ECHO shall comply strictly with all of the safety regulations applicable to the work performed hereunder. ECHO’s operations shall be performed so as to avoid damage to any existing underground structures or equipment.

2.	Promptly after completing the Work, ECHO shall remove all construction equipment from the respective project site, remove all rubbish of any kind resulting from work under this Agreement, dispose of said rubbish in accordance with government regulations and in a manner satisfactory to CLIENT, and place the ground in a condition satisfactory to CLIENT and at least to the condition that existed prior to the Work being undertaken; and, if any similar work is needed because of repairs, alterations, changes, or corrections which CLIENT subsequently makes on the Systems or the Work (any portion thereof), ECHO shall perform same.

3.	ECHO shall achieve Substantial Completion of the entire Work as provided in the Project Order, subject to adjustments of the schedule. The Project Schedule attached to the Project Order shall relate to the entire Project and shall indicate the dates for the starting and completion of each of the various stages and phases of construction of the Work, if any. It shall be ECHO’s responsibility to use its best efforts to maintain the progress of the Work in accordance with the Project Schedule. If ECHO fails timely complete the Work in accordance with the Project Schedule, ECHO shall be liable, as liquidated damages, for the amounts set forth in the Project Order. IN THE EVENT THE WORK FAILS TO BE COMPLETED BY ECHO IN ACCORDANCE WITH THE PROJECT SCHEDULE, ECHO AGREES THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH OWNER MAY SUFFER. THEREFORE, ECHO AGREES THAT A REASONABLE ESTIMATE OF THE TOTAL DAMAGES THAT OWNER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE, AS OWNER'S SOLE AND EXCLUSIVE REMEDY FOR SUCH DELAY (WHETHER AT LAW OR IN EQUITY), THE RIGHT TO RECEIVE THE LIQUIDATED DAMAGES SET FORTH IN THE PROJECT ORDER. THE PAYMENT AND PERFORMANCE OF THE ABOVE AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAW. All amounts owed to CLIENT and/or its parent(s), subsidiaries and affiliates under this Section shall be deducted by CLIENT from any amount otherwise due to ECHO or, if deductions are not sufficient to compensate CLIENT fully, shall be paid to CLIENT by ECHO upon written demand.

4.	If ECHO fails to correct Work which is not in accordance with the requirements of this Agreement (or any Project Order), or repeatedly fails to carry out the Work in accordance with this Agreement (or any Project Order), the CLIENT may issue a written order to ECHO to stop the Work, or any portion thereof, until the cause for such order is eliminated; however, the right of the CLIENT to stop the Work shall not give rise to a duty on the part of the CLIENT to exercise this right for the benefit of ECHO or any other person or entity.

5.	If ECHO defaults or neglects to carry out the Work in accordance with this Agreement (or any Project Order), and fails within a ten-day period after receipt of written notice from the CLIENT to commence and continue correction of such default or neglect with diligence and promptness, the CLIENT, without prejudice to any other remedy the CLIENT may have, may correct such deficiencies and may deduct the reasonable cost thereof, including CLIENT’s expenses and compensation for any consultant’s services made necessary thereby, from the payment then or thereafter due ECHO. If payments then or thereafter due ECHO are not sufficient to cover such amounts, ECHO shall pay the difference to the CLIENT.

6.	CLIENT shall not be responsible for and shall not have control or charge over construction means, methods, techniques, sequences, or procedures, or for safety precautions and programs in connection with the Work, and CLIENT shall not be responsible for ECHO’s failure to carry out the Work in accordance with this Agreement (or any Project Order) and applicable laws, rules and regulations pertaining to construction means and methods as opposed to design. CLIENT will not be responsible for or have control or charge over the acts or omissions of ECHO, Subcontractors, Sub-subcontractors, or suppliers or any of their agents, or employees, or any other person performing any of the Work on ECHO’s behalf.

7.	Execution of the Project Order by ECHO is a representation that ECHO has visited the site, become generally familiar with local conditions under which the Work is to be performed and correlated personal observations with requirements of the Agreement and the Project Order.

8.	ECHO represents and warrants to CLIENT that it has extensive experience in constructing projects similar to the proposed projects and that it is familiar with and knowledgeable regarding the components that are properly and customarily included within such a project, including the requirements of state laws, local building codes, local building officials, ASTM’s, manufacturers’ recommendations, building standards, and trade practices (collectively, “Good Building Practices”) as to the types and quantities of components, items, systems, materials, and methods of construction to be included in the projects, in order to produce a project that will operate with utility and efficiency. ECHO represents and warrants that it will include within the contract price all work, materials, equipment, labor, and operations that are likely to be required for the Project in accordance with Good Building Practices. If and to the extent this Agreement (or any Project Order) contain ambiguities, discrepancies, errors, or omissions, or if and to the extent discrepancies exist between this Agreement (or any Project Order) (collectively “Errors and Omissions”), ECHO hereby waives any claims for additional compensation or damages or additional time resulting from any such Errors and Omissions but only to the extent that ECHO has actually observed those Errors and Omissions and failed to report them to CLIENT prior to executing this Agreement (or any Project Order).

9.	SUPERVISION AND CONSTRUCTION PROCEDURES

(a)	ECHO shall supervise and direct the Work, using ECHO’s best skill and attention.

(b)	ECHO shall be solely responsible for and have control over construction means, methods, techniques, sequences, and procedures, and for coordinating all portions of the Work under the Agreement, unless this Agreement (or any Project Order) give other specific instructions concerning these matters.

(c)	ECHO shall be responsible to the CLIENT for acts and omissions of ECHO’s employees, Subcontractors and their agents and employees, and other persons or entities performing portions of the Work for or on behalf of ECHO or any of its Subcontractors.

(d)	ECHO shall use its commercially reasonable efforts to cause all necessary governmental inspections and approvals of the Work to be performed on a timely basis. No inspection performed or failed to be performed by CLIENT shall constitute a waiver of any of ECHO’s obligations hereunder or be construed as an approval or acceptance of the Work or any part thereof.

(e)	ECHO agrees to hire all necessary personnel for the proper and diligent prosecution of the Work, and ECHO shall use its reasonable efforts to avoid labor disputes that could hamper or delay the completion of the Work.

(f)	ECHO shall take reasonable precautions to prevent damage, injury or loss to (i) all persons involved with the Work and other persons who may be affected thereby, all invitees, licensees and persons on adjacent properties, (ii) all the Work and all materials and equipment to be incorporated therein, including those in storage on or off site under the care, custody or control of ECHO or any Subcontractor, Sub-subcontractor or supplier, and (iii) the CLIENT’s personal and real property and other property at the Work site or adjacent thereto. ECHO shall, at all times, take such precautions as may be necessary to shore, brace, secure and protect the Work. ECHO shall further post necessary danger signs and other warnings against hazards, promulgate, and enforce safety codes, rules and regulations and notify owners, lessees and users of adjacent property. ECHO shall particularly ensure and be responsible for compliance with all applicable state and federal safety laws, ordinances, rules, regulations and lawful orders of all governmental authorities and other persons or entities having jurisdiction.

10.	LABOR AND MATERIALS

(a)	Unless otherwise provided in this Agreement (or any Project Order), ECHO shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, transportation, and other facilities and services necessary for proper execution and completion of the Work whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

(b)	ECHO shall enforce strict discipline and good order among ECHO’s employees and other persons carrying out the Work. ECHO shall not permit employment of unfit persons or persons not skilled in tasks assigned to them.

(c)	ECHO may make a substitution only with the consent of the CLIENT.

11.	ECHO warrants to the CLIENT that materials and equipment furnished under this Agreement (or any Project Order) will be of good quality unless this Agreement (or any Project Order) require or permit otherwise. ECHO further warrants that the Work will conform to the requirements of this Agreement (or any Project Order) and will be free from defects, except for those inherent in the quality of the Work this Agreement (or any Project Order) require or permit. Work, materials, or equipment not conforming to these requirements may be considered defective. ECHO’s warranty excludes remedy for damage or defect caused by abuse, alterations to the Work not executed by ECHO, improper or insufficient maintenance, improper operation or normal wear and tear under normal usage. Without limiting any other warranties or obligations provided by law, ECHO guarantees for a period of one (1) year after Substantial Completion (as defined herein) that all workmanship and/or materials which it or its Subcontractors and suppliers furnish under this Agreement (or any Project Order) will conform in all respects to the plans, drawings and specifications, if any, applicable to the Work. All work and materials furnished by ECHO under the terms hereof shall be subject to the reasonable approval of CLIENT’s representatives and other inspectors, but such approval shall not relieve ECHO of its responsibility for improper, inferior, or defective workmanship or materials. If any failure or failures to meet or to conform to the guarantees are found within the guarantee period commencing with the date of Substantial Completion of the Work, then ECHO will bear the entire costs of any repairs, alterations, and replacements necessary to repair, alter, or, where necessary, to remove and replace defective workmanship and/or materials; provided, however, CLIENT agrees that prior to contracting with a third party to make any necessary repairs, alterations and/or replacements, CLIENT will provide ECHO with written notice of such repairs, alterations and/or replacements and ECHO shall have ten (10) business days after receipt of such notice to complete the same; provided, however, if ten (10) business days is not a reasonable period of time to complete such repairs, alterations and/or replacements, such ten (10) business day period shall be extended for the time reasonably necessary to complete the same as long as ECHO commences such repairs, alterations and/or replacements within the ten (10) business day period and diligently pursues the same to completion. Such repairs, alterations and replacements shall not constitute a limitation on ECHO’s liability for direct damages resulting from such defective workmanship and/or materials and ECHO, in addition to making such repairs, alterations and replacements, shall be fully responsible for any such damages in accordance with all applicable agreements and/or laws. Any warranty or guaranty given by ECHO to CLIENT under this Agreement (or any Project Order) shall survive the expiration or termination of this Agreement (or any Project Order) and shall be binding upon ECHO.

12.	Unless otherwise provided in this Agreement (or any Project Order), ECHO shall secure and pay for the building permit as well as other permits, fees, consents, licenses and inspections by government agencies necessary for proper execution and completion of the Work that are customarily secured after execution this Agreement (or any Project Order) and legally required at the time bids are received or negotiations concluded.

13.	ECHO shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities applicable to performance of the Work. If ECHO performs Work knowing it to be contrary to applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, ECHO shall assume appropriate responsibility for such Work and shall bear the costs attributable to correction.

14.	ECHO shall keep the Project area and surrounding area free from accumulation of waste materials or rubbish caused by operations under this Agreement. At completion of the Work, ECHO shall remove waste materials, rubbish, ECHO’s tools, construction equipment, machinery and surplus material from and about the Project.

15.	CHANGE ORDER

(a)	If a change in the Work is to be ordered, a supplementary instruction (“Supplementary Instruction”) shall be issued by CLIENT to ECHO describing the change and requesting the submission of a Change Order Request. When time does not permit the processing of a Change Order in advance of commencing the change in the Work, (a) upon receipt of a written authorization from CLIENT, ECHO shall proceed with a change in the Work, and ECHO shall concurrently proceed with submission of a Change Order Request consistent with the provisions of this Agreement (or any Project Order) and with costs based on the agreed upon Schedule of Values, where applicable, and (b) CLIENT shall be required to execute any Change Order for such change in Work provided that (i) the Work set forth in the Change Order is consistent with the Supplementary Instruction, (ii) CLIENT provided ECHO with written authorization for such change in Work as described above, and (iii) ECHO submits a Change Order Request to CLIENT in accordance with the terms of Section 13.6 below.

(b)	Within five (5) days of its receipt of a Supplementary Instruction, ECHO shall provide a preliminary written estimate based upon the agreed upon Schedule of Values of any change in the contract price or Project Schedule associated with the change described in the Supplementary Instruction. Within ten (10) business days following receipt of a Supplementary Instruction or, in the case of a substantial scope revision, as soon as reasonably possible, ECHO shall submit a written Change Order Request to CLIENT together with the revised or new documents which, if approved by CLIENT, will become part of this Agreement (or any Project Order). A Change Order Request is a written document setting forth any requested adjustment in the contract price and, if necessary, the Project Schedule and including an itemization of all costs of material and labor and a substantiation of any Claim for an extension of the Project Schedule. When pricing Change Orders, ECHO shall provide pricing on a fair and reasonable basis consistent with pricing of the Cost of the Work in the base contract and otherwise consistent with good industry practice. In addition, ECHO and CLIENT shall make reasonable efforts to minimize any schedule impact associated with any changes in the Work. If the preliminary oral estimate or the Change Order Request is not submitted by ECHO within such period, then ECHO shall be liable for any delay in the completion of the Work resulting from the failure of ECHO to timely respond.

(c)	If CLIENT accepts a Change Order Request submitted by ECHO, ECHO shall prepare a Change Order that is based upon such Change Order Request for execution by ECHO and CLIENT, and the contract price and Project Schedule shall be adjusted, if at all, as provided in the Change Order.

(d)	Other than as provided in this Section 15, no change in the Work, whether by way of alteration or addition to the Work, shall be the basis of an addition to or subtraction from the contract price, or a change in the Project Schedule unless and until such alteration or addition has been authorized by a written Change Order executed and issued in accordance with and in strict compliance with the requirements of this Agreement (or any Project Order); provided, however, if the parties are unable to agree upon a revision to the contract price or Project Schedule, then both parties shall be entitled to utilize the procedures under Article 17.2 to resolve such disagreement. This requirement is of the essence of this Agreement (or any Project Order). Accordingly, no course of conduct or dealings between the parties, nor express or implied acceptance of alterations or additions to the Work, and no claim that the CLIENT has been unjustly enriched by any alteration or addition to the Work, whether or not there is in fact any such unjust enrichment, shall be the basis for any claim to an increase in the contract price or change in the Project Schedule. Changes in the Work may be made without notice by CLIENT to ECHO’s sureties of any of their obligations to CLIENT.

16.	SUBSTANTIAL COMPLETION

(a)	“Substantial Completion” is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with this Agreement (or any Project Order) so that the CLIENT can occupy or utilize the Work for its intended use. As further conditions of Substantial Completion, (a) ECHO shall certify that all remaining Work will be completed within fifteen (15) consecutive days following the date of Substantial Completion or in a reasonable time period thereafter unless otherwise agreed, and (b) ECHO shall have secured and delivered to CLIENT written warranties and guarantees from its Subcontractors and suppliers commencing on the date of Substantial Completion or on a date otherwise agreed with CLIENT and stating the period of warranty as required by this Agreement (or any Project Order). ECHO shall be responsible for the warranty of all Work, whether performed by it or by its Subcontractors at any tier.

(b)	When ECHO considers that the Work, or a portion thereof which the CLIENT agrees to accept separately, is substantially complete, ECHO shall prepare and submit to the CLIENT a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of ECHO to complete all Work in accordance with this Agreement (or any Project Order).

(c)	Upon receipt of ECHO’s list, CLIENT will inspect to determine whether the Work or designated portion thereof is substantially complete. When CLIENT determines that the Work or designated portion thereof is substantially complete, the CLIENT will issue a Certificate of Substantial Completion which shall establish the date of Substantial Completion, establish responsibilities of the CLIENT and ECHO for security, maintenance, heat, utilities, damage to the Work and insurance, and fix the time within which ECHO shall finish all items on the list accompanying the Certificate. Warranties required by this Agreement (or any Project Order) shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion.

17.	ECHO is responsible for compliance with the requirements of this Agreement (or any Project Order) regarding hazardous materials and shall not bring any hazardous materials onto any Project without CLIENT’s prior written consent, which consent may be withheld in CLIENT’s sole and absolute discretion. Any hazardous materials allowed to be used on the Project shall be used, stored, and disposed of in compliance with all applicable federal, state, and local laws relating to such hazardous materials. ECHO shall immediately notify CLIENT of any release or discharge of any hazardous materials at the Project.

EXHIBIT E

COSTS NOT TO BE REIMBURSED

1.	Salaries and other compensation of ECHO’s personnel including, without limitation, of ECHO’s officers, executives, general managers, estimator, auditors, accountants, purchasing and contracting agents) stationed at ECHO’s principal office or offices other than the site office unless allocated or dedicated to the project;

2.	Expenses of ECHO’s principal office and offices other than the site office;

3.	Overhead and general expenses unless related directly to the project.;

4.	ECHO’ capital expenses, including interest on ECHO’s capital employed for the Work or costs of financing, interest or other charges incurred by ECHO in the course of obtaining any funds to finance prosecution of any portion of the Work;

5.	Costs resulting from the willful fault, negligence, or intentional acts of ECHO’s officers, executives, general managers, estimators, purchasing and contracting agents, superintendents or supervisory personnel, and ECHO’s other employees, agents and subcontractors, or any other party directly or indirectly employed by ECHO and such agents of Subcontractors, or for whose acts any of them may be liable, including but not limited to, the cost of correcting defective or non-conforming Work, disposal of materials and equipment wrongly supplied or making good any damage to property;

6.	Costs of removing and replacing any material condemned or rejected as a result of non- conformance with the Agreement or Project Order;

7.	Costs attributable to ECHO’s or any Subcontractor’s or Sub-subcontractor’s willful failure to perform their obligations;

8.	Costs incurred by ECHO resulting from the failure of ECHO or its Subcontractors to coordinate their work with that of CLIENT and its contractors, if any, after agreeing to a Schedule or otherwise to fail to comply with reasonable directives of CLIENT not in conflict with said schedules;

9.	Costs resulting from the failure of ECHO or any Subcontractor to procure and maintain insurance as provided in the Agreement;

10.	Overtime except as may be specifically pre-approved by CLIENT in a Change Order or any Project Order;

11.	Costs of any lien release bonds required;

12.	Costs incurred as a result of any inspection or test which reveals non-conforming or defective work not performed in accordance with the Agreement and Project Order;

13.	ECHO owned “Tools of the Trade” are not chargeable to the cost of the Project. Tools of the Trade are defined as tools costing $200.00 or less;

14.	Amounts required to be paid by ECHO for federal, state, or local income or franchise taxes;

15.	Any costs and expenses in connection with any indemnity provided by ECHO pursuant to the Agreement; and

E-1

16.	Any costs resulting from Defective Work (as defined below) by ECHO, any Subcontractor or any Sub-subcontractor, or anyone directly employed by any of them, or for whose acts any of them may be liable, making good on damaged property or corrective work. All such costs shall be borne by ECHO without reimbursement or liability by CLIENT. Such work shall be performed and completed when so directed by CLIENT. As used herein, the term “Defective Work” shall mean any portion of the Work that ECHO, any Subcontractor or any Sub-subcontractor, or anyone directly employed by any of them, or for whose acts any of them may be liable, has failed to do completely in accordance with the approved plans, drawings and specification current as of the date on which ECHO, any Subcontractor or any Sub-subcontractor, or anyone directly employed by any of them, commenced constructing such portion of the Work; provided, however, the foregoing shall also include any portion of the Work that ECHO, any Subcontractor or any Sub-subcontractor, or anyone directly employed by any of them, or for whose acts any of them may be liable, has failed to do completely in accordance with a Change Order for such portion of the Work that was (a) issued prior to the completion of that portion of the Work, and (b) approved by the parties hereto in accordance with the terms of the Agreement.

E-2

EXHIBIT F

Insurance Requirements

1. ECHO will ensure that ECHO, any person for whom ECHO is responsible, and any contractor and/or Subcontractor are covered by the following insurance (as indicated evidence of insurance certificates delivered to CLIENT prior to commencement of the Work):

a. Worker’s Compensation Insurance to provide statutory workers compensation benefits, as required by the laws of any and all states in which ECHO’s employees are located, and Employers’ Liability Insurance on an “occurrence” basis with a limit of not less than $1,000,000;

b. Commercial General Liability Insurance on an “occurrence” basis, covering all operations of ECHO as named insured, including: (i) owner’s and contractor’s protective liability, (ii) products/completed operations liability, (iii) broad form property damage liability, and (iv) contractual liability covering claims for bodily injury, personal injury, with a combined single limit of not less than $1,000,000 per occurrence, and $2,000,000 in the aggregate, with aggregate limits of liability applying separately to products/completed operations and all other general liability coverages combined.

c. Commercial Automobile Liability Insurance on an “occurrence” basis, with a combined single limit of not less than $1,000,000 per occurrence covering bodily injury and property damage liability arising out of the use by or on behalf of ECHO, its agents, and employees, in pursuit of the Work provided for in this Agreement (or any Project Order), of any owned, non-owned or hired motor vehicle or automotive equipment. Such Commercial Automobile Liability Insurance shall include contractual liability coverage unless such coverages included in the Commercial General Liability Insurance required above;

d. Product Liability Insurance on an “occurrence” basis with a combined single limit of not less than $1,000,000 per occurrence, and $2,000,000 in the aggregate;

F-1

e. Excess Liability Insurance on an occurrence basis providing excess limits of liability for the foregoing coverages, with a liability limit not less than $5,000,000 per occurrence and in the aggregate;

f. Professional Liability Insurance on an occurrence basis covering acts or omissions arising out of ECHO’s designs with limits of at least $1,000,000 per claim, and $2,000,000 in the aggregate; and

g. Such other insurance as is typically carried by entities providing the Work to similar first- class developments.

ECHO shall submit to CLIENT evidence of the foregoing insurance prior to commencing on the Work.

2. Each of the insurance policies required under this shall comply with the following requirements of this Section 2, as applicable:

a. Each liability policy (other than the professional liability insurance) shall name CLIENT and their respective partners, joint venturers and affiliates having an interest in or providing services to the Project as additional insureds to the extent such parties are indemnified under Section 13.3 of the Agreement, and shall be primary and non-contributing;

b. The Worker’s Compensation Insurance described in Section 1(a) hereof shall include clauses providing that each underwriter shall waive its rights of subrogation against CLIENT and their respective partners, joint venturers and affiliates having an interest in or providing services to the Project and their officers and employees (collectively, the “CLIENT Entities”). Such waiver of subrogation shall not extend to claims made under any Worker’s Compensation Insurance policy by ECHO’s employees as a result of the willful misconduct of any of the Indemnitees;

c. Each policy shall contain an agreement on the part of the insurers that such policies may not be cancelled nor reduced as to coverage or amount under any policy of insurance required under the terms of this Exhibit F, unless and until the insurer shall give not less than thirty (30) days advance written notice to CLIENT;

d. Each liability policy shall be written on an “occurrence” basis, if available. If any such policy is not available on an “occurrence” basis, and such policy is written on a “claims made” basis, such policy shall be subject to CLIENT’s prior written approval;

F-2

e. Each policy must be written so that the effective (or retroactive) date of the policy is prior to the date of commencement of any of the Work hereunder. Any such “claims made” basis insurance shall be maintained until the expiration of any applicable statute of limitations, but in any event for a period of not less than five (5) years following termination of this Agreement, including any extension or renewal thereof;

f. Each policy shall be carried with responsible insurance carriers licensed to do business in the state in which the Premises is located. All such insurance carriers shall have a rating of not less than A XII as rated in the most currently available “Best’s Insurance Reports”, or as otherwise approved by CLIENT in advance, which approval shall not be unreasonably withheld or delayed; and

g. Each policy shall have reasonable and customary deductible amounts, subject to the limitations set forth by CLIENT in writing, and ECHO shall be responsible for the payment of such deductibles. The cost of defending any claims made against any of the policies required by this Exhibit F, except Worker’s Compensation Insurance, shall not be included in any of the limits of liability for such policies.

3. In connection with ECHO’s insurance, ECHO shall do as follows:

a. ECHO shall furnish CLIENT with evidence of insurance certificates for all insurance being maintained as required herein (including, without limitation, to the extent reasonably requested by CLIENT, exact language contained in the policies and/or exclusions and endorsements to each such policies in order to ascertain the true nature of ECHO’s insurance coverage with respect to specific areas of coverage and a letter from the carrier(s) of such policies certifying that such language being furnished constitutes true and complete copies of the language of the policies with respect to the specific coverage areas) on or before the date this Agreement is executed by ECHO and within ten (10) days after the date of any material change in the terms, exclusions or endorsements of such policies or following CLIENT’s request (which shall not be more frequent than once in any twelve (12) month period). ECHO shall not commence the Work until ECHO has obtained all insurance required by this Exhibit F and has submitted to CLIENT true and complete original evidence of insurance certificates required by this Section 3. Upon renewal of any such insurance that expires before the termination of ECHO’s obligation to carry such insurance pursuant to this Agreement, CLIENT shall be provided with renewal certificates or binders not less than ten (10) days prior to such expiration together with evidence of the payment of premiums thereon.

b. ECHO shall immediately report to CLIENT, and promptly thereafter confirm in writing, the occurrence of any injury, loss or damage incurred by ECHO, or ECHO’s receipt of notice or knowledge of any claim by a third party or any occurrence that might give rise to such a claim. Upon the termination of this Agreement (as extended or renewed), ECHO shall submit to CLIENT a written summary of all such injuries, losses, damage, notices or third-party claims and occurrences that might give rise to such claims.

c. If any of the insurance required to be maintained by ECHO pursuant to this Exhibit F contains aggregate limits which apply to operations of ECHO other than those operations which are the subject of this Agreement, and such aggregate limits are diminished by more than twenty percent (20%) after any one or more incidents, occurrences, claims, settlements or judgments against such insurance, ECHO shall so notify CLIENT and shall take immediate steps to restore aggregate limits or shall maintain other insurance protection for such aggregate limits.

d. ECHO shall not violate nor knowingly permit to be violated any condition of the policies required under this Agreement.

e. Should ECHO at any time neglect or refuse to provide the insurance required in this Agreement, or should such insurance be cancelled, CLIENT shall have the right, but not the duty, to procure the same and the costs thereof shall be deducted from monies then due or thereafter to become due to ECHO.

F-3